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                                                                      EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)




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                                                          Quarter Ended                 Nine Months Ended
                                                     ------------------------       ------------------------
                                                     March 31,       April 1,       March 31,       April 1,
                                                       2002            2001           2002           2001
                                                     ---------       --------       ---------       --------
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COMPUTATIONS FOR STATEMENTS OF INCOME

Basic earnings per share of common stock:

Net income                                           $37,614         $29,889        $22,569        $43,513
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Average shares of common stock outstanding            21,620          21,599         21,608         21,600
                                                     =======         =======        =======        =======


Basic earnings per share of common stock             $  1.74         $  1.38        $  1.04        $  2.01
                                                     =======         =======        =======        =======



Diluted earnings per share of common stock:

Net income                                           $37,614         $29,889        $22,569        $43,513

Adjustment to net income to add after-tax interest
expense on convertible notes                           1,138              --             --             --
                                                     -------         -------        -------        -------


Adjusted net income                                  $38,752         $29,889        $22,569        $43,513
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Average shares of common stock outstanding            21,620          21,599         21,608         21,600

Incremental common shares applicable to
common stock options based on the common
stock average market price during the period               5               9              7             10

Incremental common shares applicable to
restricted common stock based on the common
stock average market price during the period               5               4              5              4

Incremental common shares applicable to
convertible notes based on the conversion
provisions of the convertible notes                    2,826              --             --             --
                                                     -------         -------        -------        -------


Average common shares assuming dilution               24,456          21,612         21,620         21,614
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Fully diluted earnings per average share of
common stock, assuming conversion of all
applicable securities                                $  1.58         $  1.38        $  1.04        $  2.01
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